Exhibit 10.4
DIRECT ACCESS FACILITY PURCHASE AGREEMENT
Between
DigitalGlobe, Inc.
And
Hitachi Software Engineering Co., Ltd.
March 23, 2007
Contract No. 12857

DIRECT ACCESS FACILITY
PURCHASE AGREEMENT
This Agreement (“DAF Purchase Agreement”) is entered into as of March 23, 2007, between DigitalGlobe, Inc., a corporation organized under the laws of the State of Delaware, U.S.A., located at 1601 Dry Creek Drive, Longmont, Colorado 80503, U.S.A. (“DigitalGlobe”), and Hitachi Software Engineering Co., Ltd., an entity organized under the laws of Japan, located at 4-12-7-Higashi-Shinagawa, Shinagawa-Ku, Tokyo, 140-0002, Japan (the “Customer”).
RECITALS
1.	DigitalGlobe is in the process of developing its Direct Access Program (“DAP”) to allow customers to directly task and downlink satellite imagery data from the DigitalGlobe WorldView-1 and WorldView-2 satellites (collectively, the “Satellites”).

2.	Access to the Satellites requires customers to utilize a Direct Access Facility (“DAF”), currently being developed by DigitalGlobe.

3.	Customer is an authorized procurement agent for [***Redacted***] (the “End-User”).

4.	Customer desires to purchase the equipment and software of a standard DAF for delivery and use by the End-User and Customer shall furnish certain components of a DAF, on the terms and conditions set forth below.
NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, DigitalGlobe and Customer agree as follows:
DEFINITIONS
1.	“Acceptance” shall mean the process set forth in Section 6.2 (b) of this DAF Purchase Agreement.

2.	“API” shall mean advance publication information.

3.	“Certified Operators” shall mean those persons who successfully complete DigitalGlobe’s DAF training course.

4.	“Country” shall mean Japan.

5.	“Customer” shall mean Hitachi Software Engineering Co., Ltd.

6.	“DAF” shall mean a Direct Access Facility.

7.	“DAP” shall mean the Direct Access Program.

8.	“DDU” shall mean Delivered Duty Unpaid.

9.	“End-User” shall mean [***Redacted***].

10.	“Facility” shall mean the physical facility to accommodate the DAF.

11.	“FCC” shall mean the United States Federal Communications Commission.

12.	“Hitachi Equipment” shall mean the Hitachi Order Management System.

13.	“HOMS” shall mean the Hitachi Order Management System.

14.	“IFIC” shall mean the International Frequency Information Circular.

15.	“Intellectual Property” shall have the meaning given Section 4.1 of this DAF Purchase Agreement.

16.	“Intellectual Property License” shall have the meaning given Section 4.2 of this DAF Purchase Agreement.

17.	“ITU” shall mean the International Telecommunications Union.

18.	“License” shall mean the Software License set forth in Section 2.1 of this DAF Purchase Agreement.

19.	[***Redacted***].

20.	“Notice” shall mean any notice, request or other communication between the parties, transmitted pursuant to the standards set forth in Section 11.9 of this DAF Purchase Agreement.

21.	“Satellite Access Agreement” shall mean the Data Reception and Distribution Agreement between DigitalGlobe and the Customer effective September 15, 2005 and its amendments or memorandum hereafter.

22.	“Satellites” shall mean the DigitalGlobe WorldView-1 and WorldView-2 satellites.

23.	“Site Acceptance Test” shall have the meaning given in Appendix B to this DAF Purchase Agreement.

24.	“Taxes” shall mean, without limitation, any income, gross receipts, sales, use, ad valorem, value added, transfer, capital, franchise, license, documentary, intangibles, withholding, payroll, employment, stamp, occupation, premium, property (real and personal), environmental, profit, custom, duty or other tax, together with any interest, penalty, addition to tax or other additional amount imposed by any governmental or tax authority responsible for the imposition of tax.

25.	“Transition Period” shall mean the first thirty (30) days after Acceptance.

ARTICLE 1
DAF SYSTEM REQUIREMENTS AND DELIVERABLES
1.1	Purchase and Sale Commitment. The Customer agrees to purchase from DigitalGlobe, and DigitalGlobe agrees to sell to the Customer for delivery to the End-User, equipment, software and other components meeting the requirements described in Appendix A (the “DAF System Requirements”), and with the deliverables specified in Appendix B (the “Statement of Work”) on the terms and subject to the conditions contained in this DAF Purchase Agreement and in any applicable export license provided for in Section 1.3(e). For any item of equipment listed in Appendix B, DigitalGlobe may elect to substitute another item or items, subject to prior written notice being given to the Customer, so long as the substitution does not adversely affect the performance of the DAF, or increase the purchase price set forth in Article 7.

1.2	DAF Facility.
(a) Facility. At its own expense, the Customer and/or End-User will procure, prepare and maintain the Hitachi Order Management System described in Appendix B (the “HOMS” or “Hitachi Equipment”) and the physical facility (the “Facility”) to accommodate the DAF. DigitalGlobe will provide Customer with a DAF Facility Requirements Specification as described in Table 2 of Appendix B. The Facility will be located in [***Redacted***], with associated antenna and radio equipment located in [***Redacted***].
(b) Compliance. In connection with the purchase, construction, renovation or lease of the Hitachi Equipment and the Facility, and the preparation of the Hitachi Equipment and the Facility as required by this DAF Purchase Agreement, the Customer and/or End-User will, at its own expense, obtain and maintain all necessary permits, and/or licenses and comply with all laws applicable to the Customer and End-User.
(c) Frequency Registration. DigitalGlobe warrants that the emissions from the DAF to the WV-1 and WV-2 satellites and the emissions from the WV-1 and WV-2 satellites to the DAF will conform to the frequency assignments that are included in the advance publication information (“API”) that DigitalGlobe has submitted or has prepared for submission to the International Telecommunications Union (“ITU”) for the USASAT-30A satellite system by the United States Federal Communications Commission (“FCC”) in [March] 2007. DigitalGlobe ‘s warranty pursuant to this Section 1.2(c) is subject to the condition that DigitalGlobe receives authorization from the FCC to provide the specified emissions from the WV-1 and WV-2 satellites, and to launch and operate the WV-1 and WV-2 satellites that are authorized to receive the specified emissions from the DAF. DigitalGlobe hereby agrees that it shall complete the ITU notification submission for the USASAT-30A system modification, and submit the same to the FCC for transmission to the ITU, no later than six (6) months after the USASAT-30A API is published in the ITU Radiocommunications Bureau International Frequency Information Circular (“IFIC”). Furthermore, DigitalGlobe shall support the efforts by Customer and/or End-User to obtain any necessary licenses for the DAF from [***Redacted***] before the DAF starts its operation.
(d) Access. During the preparation of the Facility, the Customer will ensure that DigitalGlobe and its Suppliers or other designees shall have sufficient access to the Hitachi Equipment and the Facility, as specified in Table 9 of Appendix B, for purposes of inspection and verification of compliance with the Hitachi Equipment and Facility specifications provided under this DAF Purchase Agreement and for the purpose of installing, testing and maintaining the DAF. The Customer will cause the completed Hitachi Equipment and the Facility to be ready for the delivery and installation of the DAF no later than the pre-shipment review milestone (as stated in Appendix B) or a mutually agreed date. For purposes of this DAF Purchase Agreement, “Supplier” means any companies supplying the items to DigitalGlobe for the DAF.
1.3	Title, Delivery, Installation and Related Matters.
(a) Title. Title to the DAF will pass to the Customer upon Acceptance of the DAF in accordance with Section 6.2 below and final payment of the purchase price set forth in Appendix D. Risk of loss of the DAF will pass to the Customer upon delivery of the DAF to the End-User Facility.
(b) Delivery and Installation. The DAF will be shipped DDU (delivered duty unpaid) to Customer or End-User Facility, as may be directed by Customer. Specifically, DigitalGlobe will pay all costs of shipping the equipment to a port of entry in Japan and will arrange for transportation to the Customer/End-User Facility once the DAF has cleared customs. DigitalGlobe is not responsible for any duties, taxes, or other charges associated with importing the DAF to Japan which costs shall remain the sole responsibility of the Customer and/or End-User. Customer and DigitalGlobe will mutually determine the appropriate port of entry. Provided that the Hitachi Equipment and the Facility has been prepared and made available for installation purposes in accordance with Section 1.2, and provided all necessary export and import authorizations have been obtained, installation of the DAF will begin within ten (10) days following the DAF’s clearance of Japanese customs, as applicable, and arrival at the Facility, or at a mutually agreed date. Customer will reimburse DigitalGlobe for any additional transportation or storage expenses that DigitalGlobe incurs due to delays or other unforseen problems in obtaining access to the Facility for purposes of delivering and installing the DAF, except to the extent that such delays and problems are caused exclusively by DigitalGlobe.
(c) Time of Performance
     (1) Delivery. The delivery of the DAF shall be performed in accordance with Appendix D. DigitalGlobe shall deliver the DAF conforming to the requirements of this DAF Purchase Agreement at such time, place and manner specified herein. The Parties agree that the timely delivery of the DAF to the Customer is of the essence.
     (2) (2) Liquidated Damages. In the event that the DigitalGlobe WorldView-1 (“WV-1”) satellite does not reach full operational capability (“FOC”) by [***Redacted***] such that the downlink availability of the WV-1 satellite is delayed beyond [***Redacted***], DigitalGlobe shall, subject to the cap set forth in Subsection 3 below, pay to Customer as liquidated damages and not as a penalty an amount equal to [***Redacted***] of the total purchase price for the DAF set forth in Appendix D. Said damages shall accrue following a [***Redacted***] grace period (e.g., starting [***Redacted***]) for each day of delay beyond June 30, 2008, until SAT is achieved, and shall be paid in arrears on a monthly basis on the first day of each month. Customer shall not be entitled to liquidated damages in the event the delay of SAT is caused or contributed to by Customer.

     (3) Cap; Exclusive Remedy. The maximum amount of liquidated damages payable by DigitalGlobe hereunder shall be [***Redacted***]. Notwithstanding anything else in this Agreement to the contrary, the liquidated damages specified in this Section 1.3(c) shall be Customer’s sole and exclusive remedy for any failure by DigitalGlobe to deliver the DAF according to the delivery schedule in Appendix D.
(d) Security. Beginning when the DAF arrives at the Facility, the Customer will take adequate measures to ensure the safety and security of the DAF, including prevention of unauthorized access to the Facility, and unauthorized connection of the equipment to the web.
(e) Export Laws, Import Laws, Taxation and Assistance. Both parties shall comply with any and all applicable laws, rules and regulations of the govermental authorities concerned. DigitalGlobe shall use commercially reasonable efforts to obtain all permits, licenses or other approvals required under U.S. laws for the export of the DAF and Documentation (as defined below) to Japan (the “Country”), and will pay any export duties and related taxes and charges in connection with such exportation. The Customer shall use commercially reasonable efforts to obtain any permits, licenses or other approvals required under the Country’s laws for the importation, installation and operation or use of the DAF and Documentation, and will pay any import duties and related taxes and charges in connection with such importation, installation and operation or use. The Customer will also provide to DigitalGlobe and its Suppliers such reasonable assistance with local authorities as may be required to facilitate the shipment, import, delivery and installation of the DAF and Documentation, as well as the provision of training and other services at the Facility. To the extent DigitalGlobe becomes subject to any Taxes because of its performance under this DAF Purchase Agreement, the Customer will pay to DigitalGlobe an amount equal to such Taxes promptly after DigitalGlobe’s submission to the Customer of appropriate supporting documentation showing the Taxes due.
1.4	Restrictions on Resale or Re-export. The DAF and Documentation as well as any other items for which DigitalGlobe or any Supplier obtained an export-related permit or license from the U.S. Government, may not be sold, leased or otherwise conveyed, delivered or made available to a third party other than the End-User, or exported out of the Country, without DigitalGlobe’s prior written approval and compliance with any applicable U.S. licenses or permits.

1.5	Equipment Configuration. Customer will not modify the equipment configuration without the express written consent of DigitalGlobe. Any unauthorized modification will void any warranty in Article 8 or performance obligation of DigitalGlobe. Customer is responsible for obtaining technical data from other satellite vendors to support any modifications.
ARTICLE 2
DAF SOFTWARE
2.1	Software License. Effective on the date of Acceptance, as defined in Section 6.2 (b) of this DAF Purchase Agreement, DigitalGlobe hereby grants, and the Customer hereby accepts, subject to the terms and conditions of this DAF Purchase Agreement, a nonexclusive, nontransferable and nonassignable license (the “Software License”) to use only the software included with the DAF as specified in Appendix A and Appendix B and applicable updates thereof (the “Software”); provided, however, that the Software License may be assigned to the End-User to allow use of the DAF. This Software License is granted solely to allow the Customer and/or End-User to operate the DAF in accordance with this DAF Purchase Agreement and the Satellite Access Agreement. For purposes of this DAF Purchase Agreement, “Satellite Access Agreement” means “Data Reception And Distribution Agreement” between DigitalGlobe and the Customer effective as of September 15, 2005, and its amendments or memorundum thereafter. The Software License may be revoked upon five (5) business days written notice by DigitalGlobe to the Customer, extendable at agreement of the parties, in the event Customer or the End-User fail to comply with the terms of this DAF Purchase Agreement, any Satellite Access Agreement, or any applicable governmental approvals and/or licenses and such breach is not cured within five (5) business days of the written notice, unless immediate revocation is required by the U.S. Government due to the breach. At such time, if ever, as the applicable breach is cured and satellite access is restored to the Customer and/or End-User, the Software License will be deemed reinstated. The price for the Software License is included in the price established in Appendix D.

2.2	Software LicenseTerm. Unless otherwise revoked as provided in Section 2.1 above, Customer and/or End-User shall have a perpetual Software License to use the software included in the DAF to operate the DAF in accordance with this DAF Purchase Agreement and the Satellite Access Agreement. The parties agree that DigitalGlobe shall not have a corresponding obligation to provide support for the Software beyond the life of the warranty provided in Section 7.2 of this DAF Purchase Agreement. This Software License shall be subject to termination if this DAF Purchase Agreement or Satellite Access Agreement are terminated for default of the Customer and/or End-User.

2.3	Customer Covenants and Acknowledgments- Software.
(a) Title. As a licensee of the Software, the Customer acknowledges that DigitalGlobe and/or its Suppliers (as appropriate) retain all title, copyright, trade secret and other proprietary rights and interest in and to the Software including all such rights in any and all copies of the Software. The Customer will keep, and will cause the End-User to keep, the Software free of all claims, liens and encumbrances. No rights other than such expressly granted rights are to be implied by or inferred from the Software License.
(b) Copies. Neither the Customer nor the End-User will make any copies whatsoever of all or any portion of, or display or print the Software (provided that the Customer and/or End-User shall be entitled to make a copy for back-up purposes only).
(c) No Outside Use. Neither the Customer nor the End-User will use the Software or related Documentation in any manner to provide services or products to any party or entity, other than in accordance with the Customer’s and/or End-User’s exercise of satellite access rights or as otherwise set forth in writing by DigitalGlobe.
(d) Modification Prohibited. The Customer will not, and will ensure that the End-User does not, modify, disassemble, or decompile the Software, or any portion of it, or attempt to install or operate the Software other than on the DAF and in accordance with this DAF

Purchase Agreement. The Customer will, and will cause the End-User to, respect and not remove, obliterate, or cancel from view any copyright, trademark or confidentiality notice, mark, or legend appearing on any of the Software or related Documentation. Neither the Customer nor the End-User will allow access to the software via the web without the proper firewall protection and approval from DigitalGlobe.
ARTICLE 3
DOCUMENTATION
3.1	Delivery. DigitalGlobe will deliver to the Customer the documentation identified on Appendix B. Appendix B also indicates the anticipated delivery date for each Documentation item from DigitalGlobe to Customer. The term “Documentation” includes any modifications issued by DigitalGlobe and translations made by the Customer.

3.2	Use. The Customer will use, and will cause the End-User to use, the Documentation only in connection with the operation of the DAF pursuant to this DAF Purchase Agreement. The Documentation is DigitalGlobe Confidential Information and, in addition to any other restrictions set forth herein, shall not be duplicated or disclosed to third parties without the express written consent of DigitalGlobe.

3.3	Retained Rights. The Customer acknowledges, and will cause the End-User to acknowledge, that DigitalGlobe and/or its Suppliers (as appropriate) retain all title, copyright, trade secret and other proprietary rights and interest in and to the Documentation and any other written materials DigitalGlobe provides to the Customer that are identified as proprietary or confidential, including all such rights in any and all copies of the Documentation and such other materials. The Customer will ensure that the Documentation is kept free of all claims, liens and encumbrances. The Customer acknowledges, and will cause the End-User to acknowledge, that DigitalGlobe and/or the Suppliers have reserved all rights in and to the Documentation not expressly granted to the Customer and/or End-User under this DAF Purchase Agreement.
ARTICLE 4
INTELLECTUAL PROPERTY
4.1	Ownership of Intellectual Property.
(a) Intellectual Property Developed by the Customer. The Customer will own the entire right, title and interest in all intellectual property, including without limitation proprietary information, trade secrets, information, data, designs and inventions developed independently by the Customer without the aid of any DigitalGlobe/Supplier Intellectual Property (as defined below), and used in the performance of this DAF Purchase Agreement (the “Customer Intellectual Property”), whether patentable or unpatentable.
(b) Intellectual Property Developed by DigitalGlobe and/or its Suppliers. DigitalGlobe and/or its Suppliers, as appropriate, will own the entire right, title and interest in all intellectual property, including without limitation proprietary information, trade secrets, information, data, designs and inventions developed by DigitalGlobe and/or its suppliers and used in the performance of this DAF Purchase Agreement (the “DigitalGlobe/Supplier Intellectual Property”), whether patentable or unpatentable.
4.2	Intellectual Property License. DigitalGlobe hereby grants to the Customer, and with the exception of permitted assignment to the End-User, a nonexclusive, non-transferable royalty-free license (the “Intellectual Property License”) to use and sublicense End-User to use the DigitalGlobe/Supplier Intellectual Property reflected or embodied in the DAF, Software, Documentation, information, training and other services provided to the Customer and/or the End-User pursuant to this DAF Purchase Agreement solely in the exercise of access rights to be provided under the Satellite Access Agreement. This license is limited in scope to the operation of the DAF pursuant to this DAF Purchase Agreement and does not include rights to any Supplier or DigitalGlobe trademarks, tradenames or other intellectual property. The Intellectual Property License may be revoked after five (5) business days of written notice by DigitalGlobe to the Customer, extendable at the agreement of the parties, upon Customer’s failure to comply with the terms of this DAF Purchase Agreement, the Satellite Access Agreement, or any governmental approvals or licenses and such breach is not cured within five (5) business days of the written notice, unless immediate revocation is required by the U.S. Government due to the breach. At such time, if ever, as the breach is cured and satellite access is restored to the Customer, the Intellectual Property License will be deemed reinstated. The price for the Intellectual Property License is included in the purchase price in Appendix D.

4.3	Term. Unless otherwise revoked under Section 4.2 above, the Intellectual Property License shall last for a ten (10) year term that begins on the date of Acceptance, but shall be subject to termination if the DAF Purchase Agreement or Satellite Access Agreement are terminated for default of the Customer and/or End-User.

4.4	Customer Covenants. The Customer hereby acknowledges and agrees, and will cause the End-User to acknowledge and agree, that the DigitalGlobe/Supplier Intellectual Property constitutes and contains valuable proprietary information and trade secrets of DigitalGlobe and its Suppliers, embodying substantial creative efforts and confidential information, ideas, and expressions; and that the DigitalGlobe/Supplier Intellectual Property is confidential and proprietary to DigitalGlobe. Accordingly, the Customer agrees to adopt, and will cause the End-User to adopt, measures adequate to (i) ensure that its directors, officers, employees, agents, or any other party related to Customer or End-User, whether by contract or otherwise, will not disclose DigitalGlobe/Supplier Intellectual Property to other persons or legal entities, and (ii) prevent unauthorized access to or use of the DigitalGlobe/Supplier Intellectual Property. Neither the Customer nor End-User will duplicate or transfer the use of all or any portion of the DigitalGlobe/Supplier Intellectual Property to any third party or entity, without DigitalGlobe’s prior written consent, which consent may be withheld for any reason whatsoever. Upon termination of this DAF Purchase Agreement, all physical embodiments of the DigitalGlobe and/or Supplier Intellectual Property and other proprietary information, including but not limited to documents, data, designs and specifications will be promptly returned to DigitalGlobe or destroyed pursuant to DigitalGlobe’s direction. To the extent that the Customer and/or End-User need to retain certain documentation to comply with legal obligations (e.g. tax audit or accounting audit), DigitalGlobe will use reasonable efforts to work with the Customer to accomodate such a request.

ARTICLE 5
OPERATIONS
5.1	Operations. The Customer agrees, and will cause the End-User to agree, as follows with respect to the operation of the DAF:
(a) Only Use DAF and Software. In recognition of the importance of maintaining the technical integrity of the DigitalGlobe system and a consistently high level of quality and uniformity for DigitalGlobe products, the Customer will use only Equipment provided under this DAF Purchase Agreement in the exercise of its access rights.
(b) Personnel. The Customer will provide personnel to staff the DAF’s operational and maintenance positions in accordance with Appendix C (the “Required DAF Personnel”). These persons must be fluent in English (or Customer will arrange to have a translator provided by the Customer and/or the End-User), and have the additional prerequisites set forth in Appendix C, and be capable of being trained and certified by DigitalGlobe in the operation and maintenance of the DAF. Those persons who successfully complete DigitalGlobe’s training course will become “Certified Operators”.
(c) Conduct of Operations. The Customer will operate the DAF in accordance with the Deliverable Documentation (as specified in Appendix B) and the DAF System Requirements set forth in Appendix A. The Customer and/or End-User will at all times maintain physical, operational and managerial control over the DAF. The Customer and/or End-User will ensure that only Certified Operators trained in operating the DAF, or other personnel expressly approved by DigitalGlobe, operate the DAF.
5.2	Security and Access.
(a) Security. The Customer will implement and follow the security measures prescribed by DigitalGlobe in the Documentation and/or will cause the End-User to do so. Customer and/or End-User will not allow connection of equipment to the world wide web without installation of a physical firewall.
(b) Access. The Customer will ensure that DigitalGlobe will have access to the Hitachi Equipment and the Facility, at DigitalGlobe’s request and during normal business hours, for the purposes of verifying the Customer’s and End-User’s compliance with this DAF Purchase Agreement.
ARTICLE 6
ACCEPTANCE
6.1	Factory Acceptance Test. DigitalGlobe shall perform a functional check-out of the DAF and, based on this test, will provide the Customer with a certification so that the DAF’s performance meets all the requirements established in Appendix A. DigitalGlobe agrees to submit to the Customer a record of such check-out test and certification. The Customer will be notified in advance of such test and, at its option and expense and subject to the timely receipt of applicable U.S. Government, Canadian Government and/or other applicable export approvals, the Customer and/or the End-User may observe this test.

6.2	Acceptance.
(a) Initial Installation Inspection. Promptly after the DAF is installed at the Facility, the Customer and/or End-User may participate with the Suppliers and DigitalGlobe in an initial check-out (the “Initial Installation Inspection”) of the DAF, at Customer’s expense, to verify that all components are present and properly physically installed. At the election of the Customer and/or End-User, this Initial Installation Inspection may take place prior to the Site Acceptance Test (“SAT”), or at the beginning the SAT.
(b) Site Acceptance Test. DigitalGlobe will provide five (5) days notice to Customer of its intent to administer the SAT. The Customer and/or End-User may, at their sole expense, participate in the SAT. The SAT will be used to verify that the DAF is performing substantially in accordance with the DAF Requirements. Subject to Section 6.2(c), upon such verification by DigitalGlobe and acceptance by the Customer and End-User of the successful completion of the SAT: (i) DigitalGlobe will accept the DAF from its Suppliers and will pass control of the DAF to the Customer and/or End-User (“Acceptance”); (ii) the DAF will be deemed accepted by the Customer and the End-User; and (iii) “ acceptance of the DAF will be deemed to occur (“Acceptance”). Upon declaration of Acceptance, the Customer and/or End-User will be able to exercise access rights to be granted under the Satellite Access Agreement. The warranty period will begin at Acceptance.
(c) Discrepancies. In the event that the Customer and/or End-User believes the SAT reveals any material discrepancies in performance as measured against the DAF System Requirements, the Customer and/or End-User will notify DigitalGlobe in writing immediately following completion of the SAT if the Customer and/or End-User believes that there are any problems with the SAT results. Customer and/or End-User shall provide documentation of any such discrepancy in the performance of the DAF that they believe exists. If DigitalGlobe agrees that there are material discrepancies in the DAF’s performance, DigitalGlobe shall repair or develop a work-around solution within thirty (30) days following DigitalGlobe’s receipt of such notification. If DigitalGlobe disagrees that there are material discrepancies in the performance of the DAF, DigitalGlobe shall provide documentation that the DAF is performing according to the DAF System Specifications set forth in Appendix A. If the parties’efforts to affect a solution within this thirty (30) day period fail, then both parties’ vice presidents shall discuss, in good faith, issues in order to reach a mutually acceptable accommodation within fifteen (15) days. If they fail to reach a mutually acceptable accommodation within this fifteen (15) day period and if the parties cannot otherwise reach a mutually acceptable accommodation, either party may submit the dispute to arbitration in accordance with Article 11.3 of this DAF Purchase Agreement. At such time as the discrepancies are resolved, Acceptance will be deemed to occur on the date of the correction.
6.3	Transition Period. During the first thirty (30) days after Acceptance (the “Transition Period”), the Customer’s Certified Operators will assume their operational and maintenance responsibilities under the supervision of on-site representatives of DigitalGlobe and/or the Suppliers. As specified in Appendix B, on-site support will be provided by the Suppliers for a period of seven (7) weeks from the SAT, three (3) weeks of which shall be training.

ARTICLE 7
PRICE AND PAYMENT
7.1	DAF, Software License, Intellectual Property License, and Initial Training. The purchase price for the DAF and the Payment Schedule are set forth in Appendix D. The purchase price for the DAF expressly excludes any and all taxes, charges, local license fees, local insurance, and any other costs whatsoever (excepting costs of shipping the DAF, DDU). The Customer will make its payments to this DAF Purchase Agreement in U.S. Dollars within thirty (30) days following receipt of DigitalGlobe’s invoice(s). Payment shall be made by wire transfer to DigitalGlobe at the following account:
[***Redacted***]
Any and all correspondence and inquiries concerning DigitalGlobe’s invoices shall be addressed to the following:
DigitalGlobe Services Inc.,
Accounts Receivable
1601 Dry Creek Dr., Suite 260
Longmont, CO 80503 U.S.A.
Attention to: Karleen Ochs
Phone: 303-684-4034
Fax: 303-684-4512
The Customer shall make payment through the Alliances and Sourcing Division of Hitachi America, Ltd. (“HAL”), which shall act as a disbursement agent for the Customer and shall comply with the terms and conditions of this DAF Purchase Agreement. However, the Customer shall remain fully liable for all payments due to DigitalGlobe hereunder. All invoices from DigitalGlobe shall be sent to the following address.
Hitachi America, Ltd.
Alliances and Sourcing Division
2000 Sierra Point Parkway, MS: 670
Brisbane, CA 94005-1835
Attention to Mr. Cheng
Phone No. 1-650-244-7447
7.2	Maintenance after Acceptance. For one (1) year after Acceptance, as defined in Section 6.2(b) above, the cost of all maintenance to be performed by DigitalGlobe is included in the price for the DAF. The annual maintence fee is set forth in Appendix D. Notwithstanding anything else herein to the contrary, the cost of carrying out maintenance required because of the Customer’s failure to comply with the Documentation, as determined by DigitalGlobe, will not be deemed covered by the purchase price set forth in this Section, and will be paid for separately by the Customer promptly on receipt of DigitalGlobe’s invoice.

7.3	Payments Free and Clear of Taxes. All of the Customer’s payments under this DAF Purchase Agreement will be made free and clear of any Taxes (as defined in Section 1.3(e) hereof) whatsoever imposed in the Country. To the extent the Customer is required to withhold Taxes from such payment, the amount of such payment will be increased so that the net amount paid equals the amount that would otherwise be payable had such Taxes not been required to be withheld. The Customer will provide to DigitalGlobe copies of such documentation as is necessary to establish the amount of Taxes withheld in connection with such payment.

7.4	Income Tax Exemption. To apply for the income tax exemption on royalties paid by the Customer to DigitalGlobe under the Japan-U.S. Income Tax Convention, DigitalGlobe shall provide following documents to the Customer within ninety (90) days upon signing this DAF Purchase Agreement or by the day before the payment is made, whichever comes first:
(a) Two (2) sets of signed original copies of Tax Application Forms;
(b) Two (2) sets of signed original Attachment Form For Limitation on Benefits Article; and
(c) Two (2) original copies of Residency Certification Letter, IRS Form 6166.
The Customer agrees to provide such reasonable assistance as may be required by DigitalGlobe in providing the documents in sections (a) and (b) above to DigitalGlobe within thirty (30) days of the signing of this DAF Purchase Agreement.
Unless otherwise directed by Japan tax authorities, DigitalGlobe shall provide all three (3) documents listed above every one (1) or three (3) years in accordance with the prescribed period stipulated in instruction No.2 of INSTRUCTIONS FOR “ATTACHMENT FORM FOR LIMITATION ON BENEFITS ARTICLE” (Japanese Form 17) for the periods during which this DAF Purchase Agreement remains effective and royalty payments continue. The Customer may hold payments to DigitalGlobe until the Customer receives all three sets of documents listed above.
ARTICLE 8
EQUIPMENT AND SOFTWARE WARRANTIES
8.1	Warranty of Title.
(a) Title. DigitalGlobe warrants that: (i) immediately before title to the DAF passes to the Customer, DigitalGlobe will have the right under its agreements with the Suppliers to sell the DAF to the Customer under this DAF Purchase Agreement; (ii) it is or will be, at the time of delivery of the DAF, the Software and the Documentation, the joint owner or licensee of the Software and the Documentation and has or will have the right and authority to grant the Software License to the Customer and provide the Documentation to the Customer; (iii) the Customer’s and/or End-User’s use of the Software and Documentation as contemplated by this DAF Purchase Agreement and the Satellite Access Agreement will not infringe any third party’s proprietary rights in the Software or Documentation; and (iv) it is the owner, joint owner or licensee of the DigitalGlobe/Supplier Intellectual Property and has the right and authority to convey and grant the Intellectual Property License to the Customer and to allow assignment to the End-User.

(b) Indemnification of the Customer. DigitalGlobe agrees to indemnify and defend Customer, its managers, directors, officers, agents, employees, suppliers and End-User from and against all damages, costs and expenses, including reasonable attorneys fees, that Customer and/or End-User incur(s) as a direct result of a third-party claim which, if true, would constitute a breach of DigitalGlobe’s warranty in Section 8.1 (a) above (an “Infringement Claim”) so long as: (i) the Customer promptly notifies DigitalGlobe in writing of the Infringement Claim; (ii) DigitalGlobe or the relevant Supplier has sole control of the settlement or defense of any action to which this indemnity relates; and (iii) the Customer uses best commercial efforts and cooperates with DigitalGlobe in every reasonable way to facilitate such defense or settlement, provided, further, that any settlement of such Infringement Claim which affects Customer’s rights hereunder is conditioned on Customer’s prior written consent.
(c) Limitation on Indemnification of the Customer. Notwithstanding the foregoing, DigitalGlobe will have no liability for any Infringement Claim based on the Customer’s and/or End-User’s (i) use of Software in a manner exceeding the scope of rights granted to the Customer under this DAF Purchase Agreement; (ii) use of the Software in any manner inconsistent with this DAF Purchase Agreement; (iii) use of the Software after DigitalGlobe’s written reasonable notice that the Customer should cease use of the Software due to an Infringement Claim; (iv) combination of the Software with a non-DigitalGlobe program or data if such Infringement Claim would have been avoided had such combination not occurred; (v) use of the Software outside the Facility; or (vi) use of other than the latest version of the Software, if such Infringement Claim could have been avoided by use of the latest version and such latest version has been made reasonably available to the Customer by DigitalGlobe’s notice to the Customer. The Customer hereby releases and discharges DigitalGlobe from any and all Infringement Claims of the kind described in this Section 8.1 (c), and the Customer agrees to indemnify and defend DigitalGlobe, its managers, directors, officers, agents, employees and suppliers from and against all damages, costs and expenses, including reasonable attorneys’ fees, that DigitalGlobe incurs as a result of such an Infringement Claim.
8.2	Performance Standards and Warranties. (a) Warranty. DigitalGlobe warrants that, after Acceptance, the DAF will perform substantially in accordance with the DAF System Requirements contained in Appendix A. DigitalGlobe warrants that the DAF components purchased by DigitalGlobe are new and up to date. DigitalGlobe has advised Customer that portions or all of the DAF components may have previously been placed into service during testing and integration of the system for sale thereof to Customer. DigitalGlobe warrants that the Equipment and Software purchased by the Customer shall be under the warranty of DigitalGlobe for a period of twelve (12) months beginning from the date of Acceptance. Notwithstanding anything else in this DAF Purchase Agreement to the contrary, Customer’s sole and exclusive remedy and the sole obligation of DigitalGlobe and its Suppliers in the event the DAF fails to comply with this warranty is repair or replacement, at DigitalGlobe’s election, of the defective DAF component, or portions thereof. The warranty given hereunder does not extend to any performance discrepancy that is primarily due to the Customer’s and/or End-User’s failure to operate and maintain the DAF in accordance with the Documentation or the failure for the Hitachi Equipment to meet any of its specifications.

(b) Documentation of Performance Discrepancies. Customer and/or End-User shall provide documentation of any such discrepancy in the post-Acceptance performance of the DAF that they believe exists. If DigitalGlobe disagrees that there are material discrepancies in the performance of the DAF, or if DigitalGlobe concludes that the discrepancies are primarily due to the Customer’s and/or End-User’s failure to operate and maintain the DAF in accordance with the Documentation, or that the discrepancies are due the failure for the Hitachi Equipment to meet any of its specifications, DigitalGlobe shall provide documentation that the DAF is performing according to the DAF System Specifications set forth in Appendix A. If the parties are unable to agree on the cause of the discrepancy within a thirty (30) day period, then both parties’ vice presidents shall discuss, in good faith, issues in order to reach a mutually acceptable accommodation within fifteen (15) days. If the parties fail to reach a mutually acceptable accommodation within this fifteen (15) day period and if the parties cannot otherwise reach a mutually acceptable accommodation, either party may submit the dispute to arbitration in accordance with Article 11.3 of this DAF Purchase Agreement.
8.3	Disclaimer of Warranties. THE WARRANTY STATED IN THIS ARTICLE 8 IS THE SOLE AND EXCLUSIVE WARRANTY OFFERED BY DIGITALGLOBE AND THE SUPPLIERS WITH RESPECT TO THE DAF AND ALL COMPONENTS THEREOF, EXPRESSLY INCLUDING THE SOFTWARE. THERE ARE NO OTHER WARRANTIES RESPECTING THE DAF OR SERVICES PROVIDED UNDER THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF DESIGN, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, EVEN IF DIGITALGLOBE HAS BEEN INFORMED OF SUCH PURPOSE. NO AGENT OF DIGITALGLOBE IS AUTHORIZED TO ALTER OR EXCEED THE WARRANTY OBLIGATIONS OF DIGITALGLOBE UNDER THIS ARTICLE 8.

8.4	Limitation of Liability. IN NO EVENT SHALL ANY PARTY HEREOF, ANY RELATED PARTY OF A PARTY HEREOF, OR ANY SUPPLIER OF SUCH PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, ANY LOSS-OF-PROFIT, LOSS OF OPPORTUNITY, LOSS OF GOODWILL, OR OTHER SUCH DAMAGES, ARISING OUT OF GOODS OR SERVICES TO BE PROVIDED AND USED UNDER THIS AGREEMENT. FURTHER, IN NO EVENT SHALL ANY LIABILITY OF DIGITALGLOBE UNDER THIS AGREEMENT EXCEED THE FEES ACTUALLY PAID BY CUSTOMER TO DIGITALGLOBE HEREUNDER.
ARTICLE 9
GENERAL REPRESENTATIONS AND WARRANTIES
9.1	By Both Parties.
Each party represents that:
(a) it is duly organized, properly financed, and validly existing and in good standing under laws of the jurisdiction of its organization;

(b) it has all necessary corporate or partnership (as the case may be) power and authority to sign, deliver and perform this DAF Purchase Agreement, and has taken all action necessary to authorize such signature, delivery and performance;
(c) following execution by the other party and, as to DigitalGlobe, the obtaining of all required U.S. Government approvals, this DAF Purchase Agreement will constitute the party’s legal, valid and binding obligation, enforceable in accordance with its terms, except as may be limited by: (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and (ii) limitations imposed by law or equitable principles or specific enforcement and the availability of injunctive relief or other equitable remedies.
ARTICLE 10
TERM OF AGREEMENT
The following provisions relate soley to the Software and Intellectual Property Licenses, and other provisions that specifically relate to operation of the DAF. The purchase of the DAF is not subject to any term restrictions and full title will transfer upon Customer Acceptance and receipt by DigitalGlobe of final payment.
10.1	Commencement. This DAF Purchase Agreement will commence upon the execution by both Parties hereto and shall be conditioned upon the receipt of all prerequisite regulatory approvals. Unless otherwise specified herein, and subject to Section 10.4, the term and of this DAF Purchase Agreement and the obligations of the Parties hereunder shall end when the SAT and the post-SAT obligations specified in Appendix B are completed.

10.2	EarIy Termination. This DAF Purchase Agreement may be terminated before the expiration of its term, only as follows:
(a) By Mutual Agreement. This DAF Purchase Agreement may be terminated by the mutual agreement of the parties.
(b) For Default. Either party may terminate this DAF Purchase Agreement immediately upon written notice if: (i) the other is the subject of insolvency, bankruptcy or similar proceedings, or makes an assignment for the benefit of creditors, or a receiver, liquidator, trustee or similar person is appointed for any material portion of the others assets; (ii) a substantial portion of the other party’s assets becomes the subject of foreclosure proceedings, or is seized by a Government Entity, or is the subject of a lien or levy that is executed; or (iii) subject to Section 1.3(c) and Section 8.2 above, the other party (or the End-User) commits a breach of a material provision of this DAF Purchase Agreement (including the provisions of the Software License and failure to pay monies owed) and, if the breach is curable, does not either cure such breach, or take reasonable steps to cure such breach within thirty (30) days, or such other time period as may be expressly agreed to by the parties in writing, after being notified of the breach by the non-breaching party (five (5) business days in the case of the Customer’s failure to make a payment to DigitalGlobe required under this DAF Purchase Agreement).

Any action that endangers the health and safety of the Satellites or deliberately interferes with other ground station operations is considered a material breach of this DAF Purchase Agreement. In the event of termination for default for lack of payment of the purchase price hereunder, the Customer will be responsible for all costs incurred to return the DAF and any related equipment to DigitalGlobe, including but not limited to labor, packing and shipping costs. The Customer ensure that DigitalGlobe and its Suppliers or other designees are given prompt access to the Facility for purposes of packing and shipping the DAF in the event of termination for default.
(c) Force Majeure. Either party may terminate this DAF Purchase Agreement as provided in Section 11.13.
10.3	Survival. Termination for whatever reason will not affect the rights and obligations of the parties under Articles 8, 2.1, 2.2, 4.1, 4.2, 7.2, 11.1, 11.2 and 11.3 (“Surviving Rights and Obligations”), which will survive any termination.

10.4	Consequences of Termination. At termination, all other rights and obligations under this DAF Purchase Agreement will terminate. If DigitalGlobe terminates this DAF Purchase Agreement, DigitalGlobe shall retain any other rights and remedies it may have under applicable law. If the Customer terminates this DAF Purchase Agreement for default of DigitalGlobe, the Customer shall be entitled to a full refund of all amounts paid hereunder, provided that Customer shall return all Documentation, equipment, software and other components of the DAF that have been delivered to the Customer to that time. In other cases of termination, neither party will have any further liability or obligation to the other, except for: (i) accrued but unpaid obligations to pay money; and (ii) Surviving Rights and Obligations. All software and documentation relating to satellite tasking shall be returned to DigitalGlobe and all keys, codes and similar items, or shall be destroyed by Customer and a certificate of destruction shall be issued to DigitalGlobe.
ARTICLE 11
MISCELLANEOUS
11.1	Governing Law. This DAF Purchase Agreement will be governed by the internal laws (without regard to conflict of law principles) of the State of New York, U.S.A.

11.2	Disputes. The parties agree that they shall use best commercial efforts to resolve any dispute arising out of this agreement, including any dispute concerning the meaning of its terms and the parties’ performance or failure to perform their obligations thereunder.

11.3	Arbitration.
(a) ICC Arbitration. All disputes arising in connection with this DAF Purchase Agreement will be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “ICC Rules”) by three arbitrators appointed in accordance with the ICC Rules. The place of arbitration will be New York, New York, U.S.A. The arbitrators will determine the matters in dispute in accordance with New York law. The arbitration will be conducted in English. The award of the arbitrators (i) will be the exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented or pled to the arbitrators; and (ii) will be made, and will be promptly payable, in dollars, free of any tax, deduction or offset. Punitive, consequential or incidental damages will not be awarded. The award will include interest from the date of any damages incurred for breach of the contract, and from the date of the award until paid in full, at a rate to be fixed by the arbitrators, but in no event less than the LIBOR Rate. Notices in connection with the arbitration will be governed by Section 11.9. To the extent a party to this DAF Purchase Agreement is a Government Entity or is owned in whole or in part by a Government Entity, it hereby irrevocably waives any claim to immunity, whether now existing or hereafter acquired, in regard to any proceedings in connection with an arbitration or arbitral award pursuant to this DAF Purchase Agreement, including immunity from service of process, immunity from pre- or post-judgment attachment, immunity from jurisdiction of any court, and immunity of any of its property from execution.
(b) Costs. If either party incurs legal fees or any other expense to enforce any obligation of the other party under this DAF Purchase Agreement, or to investigate or defend against any claim or action by such other party under this DAF Purchase Agreement, the prevailing party (as determined by the Arbitrators) will be entitled to recover its reasonable legal and other expenses from the other party in accordance with Article 20(l) of the ICC Rules.
11.4	Language of the Agreement. This DAF Purchase Agreement has been negotiated and prepared in English. If a translation is prepared, the English version will control in the event of any inconsistency or ambiguity between the versions.

11.5	Nature of Relationship. Each party to this DAF Purchase Agreement is an independent contractor, and this DAF Purchase Agreement does not make either party a partner or agent of the other party. Neither party has, nor will it represent to third parties that it has, any right or authority to act for or obligate the other party in any way. This DAF Purchase Agreement does not create a joint venture, partnership, trust, agency or other association of any kind.

11.6	Entire Agreement. This DAF Purchase Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. They supersede any previous written or oral understandings and agreements of every kind relating to such subject matter, expressly excepting, however, the Satellite Access Agreement.

11.7	Severability of Provisions. If any provision of this DAF Purchase Agreement is held unenforceable, the provision will be severed from the rest of this DAF Purchase Agreement, which will remain in force; provided, however, that if the severed provision is reasonably deemed by the party asserting its validity to be essential to the purposes of this DAF Purchase Agreement, the parties will negotiate an amendment to this DAF Purchase Agreement that realigns the benefits and burdens of the respective parties so that they most nearly approximate those originally intended. If the parties are not able to reach agreement on such amendment, they will submit the issue to arbitration under Section 11.3.

11.8	Assignment; Binding Nature. Neither party may assign its rights or obligations under this DAF Purchase Agreement, without the express written consent of the other party. The following will not constitute a prohibited assignment: (i) DigitalGlobe’s merger with another entity, sale of all or substantially all of its assets to another entity, or a change in its form of incorporation or association (i.e. conversion from limited partnership to corporate or other form); (ii) any change in the ownership of DigitalGlobe provided the DAF Purchase Agreement shall inure to the benefit of, and be binding upon, any successor or assign without restriction.

11.9	Notices. Any notice, request or other communication (a “Notice”) under this DAF Purchase Agreement must be in writing, signed by an authorized person of the sending party and sent to the address of the receiving party indicated below. A party may change its address for this purpose by sending a Notice to the other party. Notices may be sent by international courier (such as FEDEX, UPS or DHL) Notices will be effective when actually received, as attested by the courier.
If to DigitalGlobe:
DigitalGlobe, Inc.
Attention: Jeff Kerridge
1601 Dry Creek Road, Suite 260
Longmont, Colorado U.S.A. 80503
Telephone: 303-684-4080
Facsimile: 303-684-4570
If to the Customer:
Hitachi Software Engineering Co., Ltd.
Attention: [**Redacted**]
4-12-7 Higashi-Shinagawa
Shinagawa-ku, Tokyo 140-0002
Telephone: [**Redacted**]
Facsimile: [**Redacted**]
11.10	Notice of Export Permits, Licenses and Insurance. DigitalGlobe will provide Customer with written notice at such time that DigitalGlobe obtains the U.S. Government export permits, licenses and insurance required under Appendix B of this Agreement. Such notice will be sent to the Customer address specified in Section 11.9 above.

11.11	Future Assurances. Each party will use commercially reasonable efforts to cooperate with the other in obtaining required license, permits or other required approvals and otherwise causing the transactions contemplated by this DAF Purchase Agreement to be effected in accordance with its terms. Each party will sign and deliver any further certificates, applications, notices, agreements and other documents the other party may reasonably request to facilitate performance under this DAF Purchase Agreement and compliance with law.

11.12	Headings; Section References; Precedence. The headings of this DAF Purchase Agreement are for convenience and are not to affect the interpretation of this DAF Purchase Agreement. All references to Articles, Sections, Clauses or Appendices are, unless otherwise specified, to the Articles, Sections, Clauses and Appendices of this

DAF Purchase Agreement. If there is any inconsistency between the body of this DAF Purchase Agreement and any Appendix or related agreement or document, the body of this DAF Purchase Agreement will take precedence.

11.13	Force Majeure.
(a) Generally. Performance under this DAF Purchase Agreement (other than the obligation to pay money) is subject to events of force majeure, including, but not limited to: events provided by applicable law, insurrections, riots, wars, explosions, acts of Government Entities, strikes (except in connection with each party’s activities and operations), fires, accidents, acts by terrorists or criminals, floods, inclement weather, epidemics, Government-imposed quarantine restrictions, embargoes or any similar occurrence beyond the reasonable control, and without fault or negligence, of the party affected. Force majeure does not include the failure of the DAF to operate in accordance with the DAF System Requirements, the remedies for which are provided in the Satellite Access Agreement. Force majeure will not affect or excuse any obligation under this DAF Purchase Agreement to pay money.
(b) Notice. If, because of an event of force majeure, either party is unable to carry out any of its obligations (other than payment obligations as specified above) under this DAF Purchase Agreement, that party (the “notifying party”) will promptly notify the other party in writing and include an explanation of the event and its anticipated effects.
(c) Suspension. If an event of force majeure has occurred, and notice is given as provided above, the obligations (other than payment obligations as specified above), of the notifying party will be suspended to the extent, and for as long as, the force majeure prevents performance. The party will, however, be obligated to use commercially reasonable efforts to eliminate the effects of the force majeure as fully and as quickly as possible (but this obligation does not require it to accede to any third-party demands the notifying party considers unreasonable). A party claiming an event of force majeure will promptly notify the other party in writing of the termination of the effects of the event.
(d) Termination. If obligations under this DAF Purchase Agreement are suspended under Section 11.13(c) for a period exceeding one hundred eighty (180) consecutive days, and if the cause of the suspension is reasonably deemed likely by either party to impair materially and permanently the value to it of this DAF Purchase Agreement taken as a whole, either party may terminate this DAF Purchase Agreement upon thirty (30) days written notice.
11.14	Third-Party Beneficiaries. All Suppliers of DigitalGlobe are hereby designated express third-party beneficiaries of the Customer’s acknowledgments and covenants in Articles 2, 3, 4, and 8 of this DAF Purchase Agreement.

11.15	Expenses. Each party will be responsible for its own expenses incurred in entering into and performing this DAF Purchase Agreement. Except as otherwise provided hereunder, each party will be responsible for its own governmental filing fees and other governmental charges payable in connection with its activities under this DAF Purchase Agreement.

11.16	Effectiveness. Notwithstanding anything else in this DAF Purchase Agreement to the contrary, it is an express condition precedent to the effectiveness of this DAF Purchase

Agreement that DigitalGlobe receives all required export and other U.S. Government approvals.
Each party has caused this DAF Purchase Agreement to be signed on its behalf by a duly authorized representative.

DIGITALGLOBE, INC.		HITACHI SOFTWARE ENGINEERING CO., LTD.

By: Title:	/s/ Bettina Eckerle General Counsel	By: Title:	/s/ Shigeru Kono Manager, Procurement Department
Date:	April 3, 2007	Date:	March 26, 2007

APPENDIX A
DAF SYSTEM REQUIREMENTS
[33 pages ***Redacted***]

APPENDIX B
STATEMENT OF WORK
[***Redacted***]
STATEMENT OF WORK
For the Hitachi
WorldView Direct Access Facility
Purchase Agreement
CONFIDENTIAL AND PROPRIETARY

[Table of Contents]

1. INTRODUCTION	3

2. WV DAF IMPLEMENTATION SCOPE	4
2.1 Contractual Relationships	4
2.2 Description of Work	4
2.2.1 Schedule	5
2.2.2 Implementation Project Activities	5
2.2.3 DAF Support and Maintenance	9
2.2.4 Reviews and Meetings	9
2.2.5 System Acceptance Tests and Issue Resolution	53
2.2.6 Warranty	54
2.2.7 Deliverables	54
2.2.8 Customer Furnished Items	13

3. ASSUMPTIONS	13

4. Hitachi Order Management System (HOMS) Requirements	13
CONFIDENTIAL AND PROPRIETARY

1.	INTRODUCTION

This document contains the definitive Statement of Work (SOW) that DigitalGlobe (DG) will perform under the WorldView (WV) Direct Access Facility (DAF) Purchase Agreement from Hitachi Software Engineering (Customer) specifically for the DAF installation at [***Redacted***] (End-User) facility in [***Redacted***] with the customer ground terminal component (antenna and radio equipment) in [***Redacted***]. This will be the overall governing document for the work, but the requirements will be refined as the program develops.
CONFIDENTIAL AND PROPRIETARY

2.	WV DAF IMPLEMENTATION SCOPE

This section describes the administration of work DG will perform under the WV DAF Purchase Agreement for the implementation of a WV DAF at the End-User facility.

2.1	Contractual Relationships

DigitalGlobe has partnered with MacDonald Dettwiler and Associates (MDA) for the design and construction of the Direct Access Facility (DAF). DigitalGlobe has entered into a prime contract relationship with Customer for the delivery of DAFs and for the provision of a multi-year WorldView data downlink agreement toCustomer’s End-User. Customer shall represent the End-User’s interests for the deliverables under this Statement of Work (SOW). MDA is a prime contractor to DigitalGlobe for the construction and installation of the DAF.

Under this agreement, Customer will provide certain Customer Furnished Items (CFI) items to be integrated into the DAF by MDA.

DigitalGlobe will have authority to review and accept the DAF implementation contract deliverables produced by MDA. DigitalGlobe is responsible to MDA for obtaining any required customer input for deliverable reviews.

This SOW identifies specifically the party who conducts each activity however DG maintains responsibility to Customer for all activities under this SOW including those conducted by MDA or other suppliers.

2.2	Description of Work

Under this WV DAF Purchase Agreement, DG will procure hardware, install software, integrate, install, and test a DAF installation at the End-User facility that is operationally ready to conduct the necessary activities under the Direct Access Program. Prior to its delivery, the Standard DAF will be previously qualified by DG and MDA under a previous development contract between DG and MDA. The Standard DAF constitutes all of the hardware components in table 3 of section 2.2.7.2. The complete DAF functionality requirements are described in Appendix A of the DAF Purchase Agreement. DG will be responsible for the overall program including review, approval and acceptance of MDA work and for all work related to updates of the existing WV Headquarters system to support this DAF implementation and its delivery to the End-User.

MDA is responsible for conducting any engineering or development specific to this DAF installation. Customer is responsible for any engineering or development for CFI items specific to this DAF installation and Customer is responsible for all deliverables and actions by the End-User. DigitalGlobe is responsible for any overall engineering and development outside of the DAF to ensure the WV satellites, DigitalGlobe Headquarters, and DAFs all work together in an operational state for the End-User.

A significant element of this DAF implementation is the addition of the CFI Hitachi Order Management System (HOMS) into the DAF. Customer will design, build, and test the HOMS at the Customer facility. The HOMS will be delivered to MDA prior to the DAF Factory
CONFIDENTIAL AND PROPRIETARY

Acceptance Test (FAT) for integration into the DAF. The HOMS becomes part of the DAF starting with the DAF FAT. The HOMS components are listed in the Customer Furnished Items table 9 of section 2.2.8 and in the HOMS requirements table 12 of section 4.

2.2.1	Schedule

This DAF implementation will consist of two primary delivery milestones relative to the delivery of functionality for the WorldView-1 and WorldView-2 satellites. Delivery milestone one will be the delivery of a DAF capable of operations with the WorldView-1 Satellite. Delivery milestone two will be the delivery of a software update to add in the functionality for the WorldView-2 satellite. Table-1 provides a schedule of events required to meet the operational readiness dates.

2.2.2	Implementation Project Activities

All implementation activities are divided into several phases in which defined tasks are performed; defined outputs are produced and validated before proceeding to the next phase. The following provides a description of each major phase of an implementation.

2.2.2.1	Implementation and Facility Planning Phase

This phase begins with a Kick-Off (KO) meeting at MDA’s facility to initiate the project planning tasks including a review of End-User specific details, proposed schedule, and facility requirements.

Project initiation tasks in this phase include developing the DAF Implementation Plan, staffing the project, and identifying and surveying End-User furnished facilities and equipment. A customer specific Facility Requirements Specification is finalized and reviewed showing what elements are to be provided by Customer or the End-User.

Also during this phase MDA will begin the procurement of hardware and equipment on a schedule consistent with the delivery of the DAF. Some long lead items may already be on order in anticipation of this Implementation Task Order.

Implementation Plans, External Interface Control Documents (ICD) and Facility Requirements will be presented for review and approval by DigitalGlobe and Customer at the Implementation Plan Review (IPR) which will be held at the End-Users’ facility approximately one month following the contract start.

2.2.2.2	Procurement Phase

All remaining Commercial Off The Shelf (COTS) hardware and software not already ordered is placed on order during this phase by MDA. MDA will apply for any Canadian export permits, license and insurance as required for this implementation. DigitalGlobe will also apply for U.S. Government export permits, license and insurance as required for this implementation
CONFIDENTIAL AND PROPRIETARY

2.2.2.3	Hitachi Order Management System (HOMS) Development and Delivery

At the DAF KO, Customer provides preliminary technical information on their vision for the Hitachi Order Management System (HOMS) to DigitalGlobe and MDA, for reference purposes. Customer, DigitalGlobe and MDA will perform analysis of the HOMS requirements described in section 4 and any additional requirements mutually agreed upon. At the DAF Implementation Requirements Review (IRR), the HOMS requirements, including interfaces, are reviewed by Customer, DigitalGlobe, and MDA and agreed upon.

Using the agreed-upon requirements, Customer will design the HOMS with close communication with MDA and DigitalGlobe. At the DAF Implementation Design Review (IDR), the HOMS design and the DAF design related to the HOMS integration shall be reviewed by Customer, DigitalGlobe, and MDA and agreed upon. The HOMS Qualification Test Plan and updates to the DAF Test Plan related to the HOMS integration shall also be reviewed and approved at this meeting.

At the DAF Implementation Test Procedures Review (TPR), the HOMS Factory Qualification Test Procedures and DAF Acceptance Test Procedures related to the integrated order management (HOMS and OHS) functionality shall be reviewed by Customer, DigitalGlobe, and MDA.

After the HOMS development is complete, a HOMS Factory Qualification Test (FQT) is conducted by Customer where the HOMS Factory Qualification Test Procedures are run to verify that this CFI component meets the HOMS requirements. DigitalGlobe will accept the delivery of CFI HOMS after the successful completion of the HOMS FQT and provide the CFI to MDA for integration in the Standard DAF and the HOMS becomes part of the DAF as delivered under this SOW.

2.2.2.4	Integration, Configuration and Pre-Shipment Phase

MDA will receive, inspect, and qualify all incoming materials and place them under configuration management for the project, including the HOMS. MDA will conduct all factory integration, configuration, and system test of the DAF implementation.

During this phase, the DAF Acceptance Test Plan and Procedures are presented at the interim program management review held at the MDA facility. The test plan details Site Acceptance Testing and forms the basis for FAT activity.

A pre-shipment DAF FAT will be conducted at the MDA facility to confirm system level functionality. DAF functionality testing is limited to confirming high-level WorldView-1 system functionality against the pre-qualified Standard DAF design and specific testing associated with non-standard requirements, including the new integrated order management functionality (HOMS and the Order Handling System (OHS)). Some subcontractor supplied systems, such as the antenna system upgrade, will be tested and qualified at the vendor facility by the vendor and MDA.
CONFIDENTIAL AND PROPRIETARY

Prior to shipping, Pre-Shipment Review (PSR) will be conducted at the MDA facility. The results of the FAT will be reviewed including the validation of configuration reports and the DAF documentation suite. Export Permits, Insurance and other legal and logistical elements will be validated and confirmed to be in order. The readiness of the End-User facility for the DAF installation and the readiness of Customer supplied CFI elements will also be reviewed and validated. Ultimately a determination of the DAF readiness for shipping and installation will be completed.

2.2.2.5	Shipping

MDA will coordinate all shipping activities including the coordination of subcontractor shipments. Prior to shipping, all hardware and software components will be identified and tagged by MDA’s Configuration Management process. This information is recorded in a System Configuration Report and is updated as necessary at the Site Acceptance Test (SAT). Following the SAT, the report is provided to Customer.

MDA is responsible for all Canadian export procedures and export permit processes and DigitalGlobe is responsible for all U.S. Government export procedures and export permit processes. Customer is responsible for all import paperwork, customs clearance, and local delivery in their country.

All DAF systems, except the antenna system upgrade, will be air-freighted to the nearest port of entry in the destination country. The antenna system supplier will handle all packing and shipping of the antenna system upgrade directly from their facility to the port of entry.

2.2.2.6	DAF Installation Phase

The antenna system upgrade and DAF system installations will generally occur in parallel, but not necessarily so. The Antenna supplier will perform the installation and functional testing of the antenna system at the End-User facility and MDA will perform all other DAF system installation and testing which includes operational support for the WorldView-1 Satellite.

The Antenna System Upgrade Site Acceptance Test (ASAT) will be conducted by MDA and/or the supplier. DigitalGlobe and Customer may elect to attend the test. The DAF System Site Acceptance Test (SAT) will occur after the ASAT and when the DAF system installation is complete. MDA will conduct the testing, which is witnessed by DigitalGlobe, Customer and the End-User. Customer represents the End-User and provides acceptance to DigitalGlobe and DigitalGlobe provides acceptance to MDA.

Prior to sending the full installation team to the End-User facility, MDA will confirm the readiness of the facility for DAF installation. System installation begins with MDA unpacking and having Customer and DigitalGlobe witness the inventory of all parts. MDA will install and integrate all the components including integration with the antenna system and the End-User’s computer network. MDA will conduct dry-run DAF Acceptance Test Procedures to confirm readiness for the formal Site Acceptance Test.
CONFIDENTIAL AND PROPRIETARY

After installation is complete, Customer and/or the End-Customer will conduct an Initial Check-Out Inspection with the attendance of DigitalGlobe and MDA. The check-out will be a physical inspection of the DAF equipment installation for quality and compliance to end-user facility construction requirements. With installation, dry-run testing, and Initial Check-Out Inspection completed, a DAF SAT Test Readiness Review (TRR) will be conducted. Customer, MDA and DigitalGlobe will make a determination of readiness for the DAF SAT.

DAF SAT will demonstrate to the End-User, Customer and DigitalGlobe that the DAF meets the WorldView-1 functionality and performance requirements and can perform the operational modes of the DAF, including the antenna system. DAF SAT testing will include tests executed with live WorldView-1 data downlinks and end-to-end test sequences that validate the system as operationally ready. Customer will represent the End-User during the DAF SAT, and Customer will sign and issue the DAF Acceptance certificate to DigitalGlobe upon successful completion of the DAF SAT and demonstration of the system meeting requirements. DigitalGlobe will then provide acceptance to MDA.

2.2.2.7	WorldView-2 Functionality Update Phase

After the DAF has been installed and operational for the Worldview-1 satellite, DigitalGlobe will complete the Worldview-2 (WV-2) functionality development and schedule the installation of the WV-2 update on the DAF. It is anticipated that no hardware changes or additional hardware equipment will be necessary. The WV-2 functionality update will be a software installation on the previously installed DAF.

Prior to sending the software update and installation team to the End-User facility, MDA will confirm the WV-2 functionality update has been completed and passed all factory development testing and is ready for installation on the DAF.

Installation begins with MDA installing the software updates on the existing DAF. MDA will conduct dry-run WV-2 Functionality Acceptance Test Procedures to confirm readiness for the formal Site Acceptance Test.

After installation is complete, Customer, MDA and DigitalGlobe will make a determination of readiness for the WV-2 SAT.

WV-2 SAT will demonstrate to the End-User, Customer and DigitalGlobe that the DAF meets the functionality and performance requirements for Operations with the Worldview-2 satellite. WV-2 SAT testing will include tests executed with live WorldView-2 data downlinks and end-to-end test sequences that validate the system as operationally ready. Customer will represent the End-User at the SAT tests, and will sign and issue the WV-2 DAF Update Acceptance certificate to DigitalGlobe upon successful completion of the WV-2 SAT. DigitalGlobe will provide acceptance to MDA.

2.2.2.8	Customer Training

Training is done in four parts; Instructional session, Antenna System session, Practical session, and a follow-on Practical Session for WV-2 functionality. Table 7 in the Deliverables Section provides a list of topics, basic description of the topic and approximate duration for each topic.
CONFIDENTIAL AND PROPRIETARY

The first part is instructional training conducted by MDA and takes place at the MDA facility prior to the completion of DAF installation. Up to ten trainees may attend the sessions except the overview and WV-2 upgrade training sessions may have up to 25 attendees. Instructional training is classroom style geared toward familiarizing Customer and the End-User with the DAF components and systems, followed by a review of the operations procedures, maintenance procedures, and help desk procedures.

The second part is antenna system training conducted by the antenna supplier and takes place at the End-User DAF facility after the completion of the antenna system acceptance test. Up to ten trainees will attend. Antenna system training is both classroom and hands-on style geared toward familiarizing Customer and the End-User with the antenna system, followed by a review of the operations procedures and maintenance procedures.

The third part is practical training and takes place at the End-User DAF facility after the completion of DAF SAT. Up to ten trainees will attend the session. Practical training is hands-on style geared toward practicing the use of the DAF systems. Training is conducted on the installed DAF, including the antenna, for all operational functions of the DAF. Live satellite downlinks and communication channels with DigitalGlobe will be used.

Upon completion of the Training and all Acceptance Tests, DigitalGlobe will lead a Site Operational Readiness Review (SORR) with Customer and the End-User and with support from MDA. Site Operational Readiness is declared when the DAF and End-User operators are declared ready for full operations. In support of SORR, MDA will provide DAF SAT results and system training certificates.

2.2.2.9	On-Site Customer Support

MDA will provide one month of on-site support after training to facilitate smooth transition of the End-User’s operations team to full use of the DAF. This support will be provided by one DAF-knowledgeable engineer and will include routine operations or maintenance of the system.

2.2.3	DAF Support and Maintenance

DigitalGlobe will provide Operations and Maintenance Support (O&M) of the DAF installation under a separate O&M task order. The services provided will be described in the Statement of Work for the Support and Maintenance Task Order of the Master Agreement.

2.2.4	Reviews and Meetings

A milestone and review meeting plan for the DAF implementation activity is shown in Table 1.

Most reviews include both a technical review and a program management review part, as shown in Table 1. The attendees will be MDA, DigitalGlobe, and Customer. The End-User may attend the reviews at their option.

As the prime contractor, DigitalGlobe is the authority responsible for approving all contracted documentation deliverables that are produced by MDA and reviewed during the DAF meetings. Customer is responsible for representing the End-Users interests for all deliverables.
CONFIDENTIAL AND PROPRIETARY

In Table-1, Activity Start (AS) occurs on the execution date of the DAF Purchase Agreement which is identifed in the first paragraph of the Agreement.
Table-1 Implementation Activity Reviews and Meetings
[3 pages ***Redacted***]
2.2.4.1	Access to MDA Facility

Customer and End-User access to the MDA facility will be provided as necessary on an escort basis. A list of attendees must be provided to the MDA DAF Project Manager a minimum of five days in advance to ensure appropriate access is approved.

2.2.4.2	Access to DigitalGlobe Facility

Customer and End-User access to the DigitalGlobe facility will be provided as necessary on an escort basis. A list of key personnel shall be provided to the DigitalGlobe DAF Project Manager to ensure appropriate access is approved.

2.2.4.3	Access to Customer Facility

MDA and DigitalGlobe access to the Customer facility will be provided as necessary on an escort basis. A list of key personnel shall be provided to the Customer DAF Project Manager to ensure appropriate access is approved.

2.2.4.4	Access to End-User Facility

Contractor access to the End-User facility will be provided to MDA and DigitalGlobe key employees on the project. Contractor access to the End-User facility will be provided as necessary on an escort basis. A list of attendees shall be provided to the Customer DAF Project Manager, who represents the End-User, in order to ensure appropriate access for these attendees is approved.

2.2.5	System Acceptance and Issue Resolution

The DAF System Implementation Acceptance will be achieved by demonstrating compliance to the DAF System Requirements Specification and Implementation Requirements during DAF SAT which includes end-to-end “day-in-the-life” type sequences with live WV-1 Satellite downlinks. The WV-2 Update Acceptance will be achieved by demonstrating compliance to the WV-2 specific DAF System Requirements during WV-2 SAT which includes end-to-end “day-in-the-life” type sequences with live WV-2 Satellite downlinks.

If functionality or requirements of the DAF previously tested and accepted is found to be non-compliant during this test, the issue will be considered a Non-Compliance against the DAF.
CONFIDENTIAL AND PROPRIETARY

During the execution of the DAF SAT or WV-2 SAT, all issues will be noted. Following each day of testing, a meeting will be held to review all of the issues arising on that day. The SATs will conclude with a SAT wrap-up meeting. At the SAT wrap-up meeting, MDA, DigitalGlobe, Customer and the End-User will discuss and agree on the resolution for each Issue. If an Issue is determined to be a Non-Compliance, it will be assigned a severity level. A Non-Compliance against the DAF implementation will be handled by MDA to bring the issue into compliance.

2.2.6	Warranty

The DAF implementation is provided a one-year warranty starting at the successful completion of the DAF Site Acceptance Test. Terms of the warranty are described in the DAF Purchase Agreement.

2.2.7	Deliverables

2.2.7.1	Document Deliverables

Table-2 provides a list of all project documentation to be delivered during a DAF Implementation Activity. This section describes the process to be used for reviewing and approving all formal plans, technical documents and reports (i.e., all document deliverables except those items labeled “For Information” or “As-Built”, which are not subject to review).
DigitalGlobe will deliver all documents to one designated recipient at Customer on the delivery date specified in Table-2. Customer is responsible for coordinating and managing its own document review process and is expected to submit review comments in one of two forms:
•   consolidated list of review comments by document section, submitted 3 days in advance of each review meeting (preferred)
•   verbal comments at review meetings
MDA and DigitalGlobe will agree on how to address each review comment as part of each review meeting. Decisions and action items will be recorded in the meeting minutes. Specific changes will be captured as redlines to the document under review. DigitalGlobe will update and reissue each formal document following the meeting in which it was reviewed. All agreed action items, decisions and redlines as minuted during the review are incorporated into the document updates. Customer will notify DigitalGlobe, within 14 calendar days of the release of the revised document, if the deliverable is not acceptable, by submitting a consolidated list of comments by action item.

All documentation will be delivered in English. All document deliverables shall be delivered in soft copy; hard copy versions shall also be provided for the documents identified in the “Format” column of Table 2 as “including hardcopy”. Hard copy documents shall be bounded. Soft Copy documents shall be in PDF format or MS-Word format, or as otherwise agreed as necessary. All documents shall include at a minimum, a title, document number, date, and a revision level.
Table-2 Implementation Activity Document Deliverables
[4 pages ***Redacted***]

*	Delivery dates are specified in terms of calendar days before/after the start/end of each event.
CONFIDENTIAL AND PROPRIETARY

2.2.7.2	DAF System Deliverables

The DAF delivery to the End-User facility includes both hardware and Software as defined in the following tables. Table-3 provides a list of hardware deliverables for this DAF implementation. Table-4 provides a list of Software deliverables installed on the DAF hardware. Table-5 provides a list of Equipment Spares delivered with the DAF hardware.

A DAF implementation also requires services by MDA for the End-User to prepare them for operations. A summary of the services included is provided in Table-6.
Table-3 Hardware Deliverables
[2 pages ***Redacted***]
Table-4 DAF Software Deliverables
[***Redacted***]
Table-5 DAF Spare Equipment Deliverables
[***Redacted***]
2.2.7.3	DAF Implementation Service Deliverables

The DAF System Implementation for a Customer also requires several services in order to complete the implementation of a DAF for a customer.

Table-6 provides a list of training and support services provided directly to the customer to prepare them for operations. Table-7 provides a table explaining the DAF System Training program. The topics and durations of each topic is preliminary and subject to the development of the complete training program during the project execution.

Table-8 provides a list of additional services DigitalGlobe will provide in support of the DAF System Implementation.
Table-6 DAF Training and Support Service Deliverables
[***Redacted***]
Table-7 Preliminary DAF Training Program
[2 pages ***Redacted***]
CONFIDENTIAL AND PROPRIETARY

Table-8 DigitalGlobe Furnished Services
[***Redacted***]
2.2.8	Customer Furnished Items

Unless specified otherwise in Table 9, Customer will deliver to DigitalGlobe Headquarters all CFI items, including those originating from the End-User, on the applicable delivery date. DigitalGlobe will promptly review all Customer Furnished Items (CFI) received from Customer and will notify Customer within [***Redacted***] if the CFI are not acceptable. As the prime contractor, DigitalGlobe shall assume responsibility for the delivery of all CFI to MDA. Table 9 provides a list of items that Customer will provide to DigitalGlobe or MDA as required in support of the DAF implementation.
Table-9 Customer Furnished Items
[3 pages ***Redacted***]
3.	ASSUMPTIONS

This SOW is based on the management and technical assumptions described in Table-10 and Table-11.
Table-10 DigitalGlobe’s Management Assumptions for the DAF Implementation
[***Redacted***]
Table-11 DigitalGlobe’s Technical Assumptions for the DAF implementation
[***Redacted***]
4.	Hitachi Order Management System (HOMS) Requirements

This CFI Hitachi Order Management System (HOMS) shall meet the requirements listed in Table 12. These requirements will be refined during project execution.
Table 12- HOMS Requirements
[***Redacted***]
CONFIDENTIAL AND PROPRIETARY

APPENDIX C
REQUIRED DAF PERSONNEL
The DAF requires Customer and/or End-User supplied staffing to properly operate and maintain the DAF equipment as trained by DigitalGlobe or its agent. Table -1a and Table -1b represents the required postions and general job qualifications of the personnel.
Table -1a: DAF Staffing and Qualifications for Positions 1 and 2

	Position 1—DAF Manager	Position 2—CSR/Collection Planner
	DAF Manager	Client Service Representative (CSR)	Collection Planner

Job Description	Oversees the operation of the entire DAF, manages personnel, and manages window requests with DigitalGlobe.	Interacts with End-User for image data ordering and order tracking.	Performs acquisition and data downlink planning for satellite activity.

Shift Description	One shift per day, regular business hours.	One shift per day, regular business hours.	One 4 hour shift per day for the morning satellite passes.

		Expected hours:	Expected hours: 30-60
		depends on process of interaction with end-users.	hours/month.

Can also be shared with Pass Controller.

Qualifications	4-6 years remote sensing experience.	2-4 years remote sensing experience.	2-year college degree or diploma or equivalent experience.

	2-4 years management experience.	Experience with computer operations using Windows or UNIX.	2-4 years remote sensing experience.
CONFIDENTIAL AND PROPRIETARY

Table -1b: DAF Staffing and Qualifications Continued for Positions 3 and 4

	Position 3—Pass Controller/Production Specialist		Position 4— System Administrator
	Pass Controller	Production Specialist	DAF System Administrator (SA)	CGT System Administrator (SA)

Job Description	Conducts the command uplink and data downlink operations for each satellite pass.	An image production specialist who monitors and interacts with the image processing components of the DAF.	Performs regular maintenance functions for the DAF hardware and software.	Performs regular maintenance functions for the DAF CGT hardware and software.

Shift Description	One 4 hour shift per day for the morning satellite passes.	One 4 hour shift per day after the morning satellite passes.	On-call: 7 days a week.	On-call: 7 days a week.

	Expected hours: 30-60 hours/month.	Expected hours: 30-60+ hours/month, depending on the types of products.	Expected hours: 30-60 hours/month. Located to allow < 60 minute response time.	Expected hours: 30-60 hours/month. Located to allow < 60 minute response time.

	Can also be shared with Collection Planner.		Can be shared with CGT SA.	Can be shared with DAF SA.

Qualifications	2-4 years remote sensing experience.	2-year college degree or diploma or equivalent experience	2-4 years experience in computer hardware maintenance, network administration, and Windows and UNIX system administration.	2-4 years experience in computer hardware maintenance, network administration, and Windows system administration.

	Experience with computer operations using Windows or UNIX.	2-4 years remote sensing experience.

Satellite remote sensing, map projections and geodesy theory an asset. SocetSet experience an asset.
CONFIDENTIAL AND PROPRIETARY

APPENDIX D
PAYMENT AND DELIVERY SCHEDULE
[***Redacted***]
CONFIDENTIAL AND PROPRIETARY

Amendment No. 1
to the
Direct Access Facility Agreement Between
DigitalGlobe, Inc. and
Hitachi Software Engineering Co., Ltd.
This Amendment No. 1 (hereinafter, the “Amendment”) is made effective July 10, 2007, by and between DigitalGlobe, Inc., a corporation organized under the laws of the State of Delaware, U.S.A., located at 1601 Dry Creek Drive, Longmont, Colorado 80503 (“DigitalGlobe”) and Hitachi Software Engineering Co. Ltd., a corporation organized under the laws of Japan, located at 4-12-7 Higashi-Shinagawa-Ku, Tokyo, 140-0002, Japan (“Hitachi”).
WHEREAS, DigitalGlobe and Partner have previously entered into the Direct Access Facility Agreement, effective April 3, 2007 (the “Agreement”); and
WHEREAS, the parties now desire to amend the Agreement in the manner specified below.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:
1.	Revisions to Table-2 of Appendix B. [***Redacted***]

2.	Revisions to Table-6 of Appendix B. [***Redacted***]

3.	Revisions to Table-1 of Appendix B. [***Redacted***]

4.	Revisions to Table-5 of Appendix B. [***Redacted***]
CONFIDENTIAL AND PROPRIETARY

IN WITNESS WHEREOF, the parties have executed this Amendment in duplicate, effective as of the last date signed below.

DigitalGlobe, Inc.		Hitachi Software Engineering Co., Ltd.

By:	/s/ Stanford Scott Smith	By:	/s/ Shigeru Kono
Name: Stanford Scott Smith		Name: Shigeru Kono
Title: COO		Title: Manager, Procurement Department
Date: 3/4/08		Date: 3/25/08
CONFIDENTIAL AND PROPRIETARY